SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 _____________
SCHEDULE 13G (RULE 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b) _______________________ ___________
(Amendment No. 3)*
BFC FINANCIAL CORPORATION
(Name of Issuer)
Class A Common Stock, $0.01 par value per share	592022148
(Title of class of securities)	(CUSIP number)

December 31, 2009
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)
__________

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Continued on Following Pages Page 1

CUSIP No.	592022148	13G	Page 2

1	NAME OF REPORTING PERSONS:	SC FUNDAMENTAL VALUE FUND, L.P.
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION:	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:	1,680,229
	6	SHARED VOTING POWER:	0
	7	SOLE DISPOSITIVE POWER:	1,680,229
	8	SHARED DISPOSITIVE POWER:	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		1,680,229
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		2.0%
12	TYPE OF REPORTING PERSON:	PN

CUSIP No.	592022148	13G	Page 3

	1	NAME OF REPORTING PERSONS:	SC FUNDAMENTAL LLC
		I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
	2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:	(a) [x] (b) [_]
	3	SEC USE ONLY
	4	CITIZENSHIP OR PLACE OF ORGANIZATION:	New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:	0
	6	SHARED VOTING POWER:	1,680,229
	7	SOLE DISPOSITIVE POWER:	0
	8	SHARED DISPOSITIVE POWER:	1,680,229
	9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:	1,680,229
	10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:	[ ]
	11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):	2.0%
	12	TYPE OF REPORTING PERSON:	OO

CUSIP No.	592022148	13G	Page 4

1	NAME OF REPORTING PERSONS:	SC FUNDAMENTAL VALUE BVI, LTD.
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION:	British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:	0
	6	SHARED VOTING POWER:	1,913,075
	7	SOLE DISPOSITIVE POWER:	0
	8	SHARED DISPOSITIVE POWER:	1,913,075
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		1,913,075
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		2.3%
12	TYPE OF REPORTING PERSON:	CO

CUSIP No.	592022148	13G	Page 5

1	NAME OF REPORTING PERSONS:	SC-BVI PARTNERS
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION:	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:	0
	6	SHARED VOTING POWER:	1,913,075
	7	SOLE DISPOSITIVE POWER:	0
	8	SHARED DISPOSITIVE POWER:	1,913,075
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		1,913,075
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		2.3%
12	TYPE OF REPORTING PERSON:	PN

CUSIP No.	592022148	13G	Page 6

1	NAME OF REPORTING PERSONS:	PMC-BVI, INC.
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION:	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:	0
	6	SHARED VOTING POWER:	1,913,075
	7	SOLE DISPOSITIVE POWER:	0
	8	SHARED DISPOSITIVE POWER:	1,913,075
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		1,913,075
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		2.3%
12	TYPE OF REPORTING PERSON:	CO

CUSIP No.	592022148	13G	Page 7

1	NAME OF REPORTING PERSONS:	SC FUNDAMENTAL BVI, INC.
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION:	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:	0
	6	SHARED VOTING POWER:	1,913,075
	7	SOLE DISPOSITIVE POWER:	0
	8	SHARED DISPOSITIVE POWER:	1,913,075
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		1,913,075
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		2.3%
12	TYPE OF REPORTING PERSON:	CO

CUSIP No.	592022148	13G	Page 8

1	NAME OF REPORTING PERSONS:	PETER M. COLLERY
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION:	United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:	334,804
	6	SHARED VOTING POWER:	3,593,304
	7	SOLE DISPOSITIVE POWER:	334,804
	8	SHARED DISPOSITIVE POWER:	3,593,304
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		3,928,108
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		4.7%
12	TYPE OF REPORTING PERSON:	IN

CUSIP No.	592022148	13G	Page 9

1	NAME OF REPORTING PERSONS:	NEIL H. KOFFLER
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION:	United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:	0
	6	SHARED VOTING POWER:	3,593,304
	7	SOLE DISPOSITIVE POWER:	0
	8	SHARED DISPOSITIVE POWER:	3,593,304
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		3,593,304
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		4.3%
12	TYPE OF REPORTING PERSON:	IN

CUSIP No.	592022148	13G	Page 10

1	NAME OF REPORTING PERSONS:	JOHN T. BIRD
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION:	United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:	0
	6	SHARED VOTING POWER:	3,593,304
	7	SOLE DISPOSITIVE POWER:	0
	8	SHARED DISPOSITIVE POWER:	3,593,304
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		3,593,304
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		4.3%
12	TYPE OF REPORTING PERSON:	IN

CUSIP No.	592022148	13G	Page 11

1	NAME OF REPORTING PERSONS:	DAVID A. HURWITZ
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION:	United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:	0
	6	SHARED VOTING POWER:	3,593,304
	7	SOLE DISPOSITIVE POWER:	0
	8	SHARED DISPOSITIVE POWER:	3,593,304
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		3,593,304
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		4.3%
12	TYPE OF REPORTING PERSON:	IN

CUSIP No.	592022148	13G	Page 12

1	NAME OF REPORTING PERSONS:	SC FUNDAMENTAL LLC EMPLOYEE SAVINGS & PROFIT SHARING PLAN
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION:	United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:	334,804
	6	SHARED VOTING POWER:	0
	7	SOLE DISPOSITIVE POWER:	334,804
	8	SHARED DISPOSITIVE POWER:	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		334,804
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		0.4%
12	TYPE OF REPORTING PERSON:	EP

ITEM 1.	NAME OF ISSUER AND ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

(a) and (b)  This Amendment No. 3 to the Statement on Schedule 13G (the “Schedule 13G”) relates to the Class A Common Stock, par value $0.01, of BFC Financial Corporation, a Florida corporation (the “Issuer”).  The address of the principal executive offices of the Issuer is 2100 West Cypress Creek Road Fort Lauderdale, Florida, 33309.

ITEM 2.	NAME OF PERSON FILING

(a)	Name of Persons Filing:

(i)	SC Fundamental Value Fund, L.P.
(ii)	SC Fundamental LLC
(iii)	SC Fundamental Value BVI, Ltd.
(iv)	SC-BVI Partners
(v)	PMC-BVI, Inc.
(vi)	SC Fundamental BVI, Inc.
(vii)	Peter M. Collery
(viii)	Neil H. Koffler
(ix)	John T. Bird and
(x)	David A. Hurwitz
(xi)	SC Fundamental LLC Employee Savings & Profit Sharing Plan (collectively, the “Reporting Persons”)

(b)	Address of Principal Business Office or, if None, Residence:

The principal business office of each of the Reporting Persons listed in Item 2(a) is as follows:

The principal business office of each of SC Fundamental Value Fund, L.P., SC Fundamental LLC, SC-BVI Partners, PMC-BVI, Inc., SC Fundamental BVI, Inc., Peter M. Collery, Neil H. Koffler, John T. Bird, David A. Hurwitz and SC Fundamental LLC Employee Savings & Profit Sharing Plan is 747 Third Avenue, 27th Floor, New York, New York 10017.

The principal business office of SC Fundamental Value BVI, Ltd. is c/o MadisonGrey Fund Services (Cayman) Ltd., P.O. Box 10290, Grand Cayman KY1-1003, Cayman Islands.

(c), (d) and (e)        For information with respect to citizenship of each of the Reporting Persons, title of class of securities and CUSIP number for the shares held by such persons, see the appropriate cover page above.

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS:

(a)           [ ]           Broker or dealer registered under Section 15 of the Exchange Act;

(b)           [ ]           Bank as defined in Section 3(a)(6) of the Exchange Act;

(c)           [ ]           Insurance company as defined in Section 3(a)(19) of the Exchange Act;

(d)           [ ]           Investment company registered under Section 8 of the Investment Company Act;

(e)           [ ]           An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)           [ ]           An Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)           [ ]           A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)           [ ]           A Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)           [ ]           A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)           [ ]           Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.	OWNERSHIP

(a) – (c)                                The response of each of the Reporting Persons to Items 5 through 12 of each of their respective Cover Sheets which relate to the beneficial ownership of the Class A Common Stock of the Issuer, as of December 31, 2009, is incorporated herein by reference.  The percentage ownership of each of the Reporting Persons is based on 83,046,054 shares of Class A Common Stock outstanding as of November 9, 2009, as reported by the Issuer in its Quarterly Report on Form 10-Q for the period ended September 30, 2009 filed with the Securities and Exchange Commission on November 16, 2009.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of Securities, check the following|_x_|.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

See Exhibit No. 2 hereto.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.	CERTIFICATION

(a)           Not applicable.

(b)           By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:	February 5, 2010

SC FUNDAMENTAL VALUE FUND, L.P.

		By:	SC Fundamental LLC, as General Partner

		By:	/s/ Neil H. Koffler
Neil H. Koffler, Member

SC FUNDAMENTAL LLC

		By:	/s/ Neil H. Koffler
Neil H. Koffler, Member

SC FUNDAMENTAL VALUE BVI, LTD.

		By:	SC Fundamental BVI, Inc., as managing general partner of investment manager

		By:	/s/ Neil H. Koffler
Neil H. Koffler, Vice President

SC-BVI PARTNERS

		By:	SC Fundamental BVI, Inc., as managing general partner

		By:	/s/ Neil H. Koffler
Neil H. Koffler, Vice President

PMC-BVI, INC.

		By:	/s/ Neil H. Koffler
Neil H. Koffler, Secretary

SC FUNDAMENTAL BVI, INC.

By:	/s/ Neil H. Koffler
Neil H. Koffler, Vice President

/s/ Neil H. Koffler
Neil H. Koffler as Attorney-in-Fact for
Peter M. Collery (1)

/s/ Neil H. Koffler
Neil H. Koffler

/s/ Neil H. Koffler
Neil H. Koffler as Attorney-in-Fact for John T. Bird (2)

/s/ Neil H. Koffler
Neil H. Koffler as Attorney-in-Fact for David A. Hurwitz (3)

SC FUNDAMENTAL LLC EMPLOYEE SAVINGS AND PROFIT SHARING PLAN

By:	/s/ Peter M. Collery
Peter M. Collery, Trustee

(1)	Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery. The Power of Attorney for Mr. Collery is attached hereto as Exhibit 3.

(2)
Executed by Neil H. Koffler as Attorney-in-Fact for John T. Bird.  The Power of Attorney for Mr. Bird is attached as Exhibit 3 to the Statement on Schedule 13G with respect to the Common Stock of BFC Financial Corporation, filed on July 11, 2008, and is incorporated herein by reference.

(3)
Executed by Neil H. Koffler as Attorney-in-Fact for David A. Hurwitz.  The Power of Attorney for Mr. Hurwitz is attached as Exhibit 3 to the Amendment No. 4 to the Statement on Schedule 13G with respect to the Common Stock of MDU Communications International, Inc., filed on February 14, 2008, and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Document

1
Joint Filing Agreement, dated February 4, 2010, among SC Fundamental Value Fund, L.P., SC Fundamental LLC, SC Fundamental Value BVI, Ltd., SC-BVI Partners, PMC-BVI, Inc., SC Fundamental BVI, Inc., Peter M. Collery, Neil H. Koffler, John T. Bird, David A. Hurwitz, and SC Fundamental LLC Employee Savings & Profit Sharing Plan to file this Amendment No. 3 to the joint statement on Schedule 13G.

2	Identity of Members of Group

3	Power of Attorney, dated as of February 4, 2010, appointing Neil H. Koffler as attorney-in-fact for Peter M. Collery.

Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this Amendment No. 3 to the statement on Schedule 13G (including amendments thereto) with respect to the Class A Common Stock of BFC Financial Corporation and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing.  In evidence thereof, the undersigned, hereby execute this Agreement this 4th day of February, 2010.

SC FUNDAMENTAL VALUE FUND, L.P.

By:	SC Fundamental LLC, as General Partner

By:	/s/ Neil H. Koffler
Neil H. Koffler, Member

SC FUNDAMENTAL LLC

By:	/s/ Neil H. Koffler
Neil H. Koffler, Member

SC FUNDAMENTAL VALUE BVI, LTD.

By:	SC Fundamental BVI, Inc., as managing general partner of investment manager

By:	/s/ Neil H. Koffler
Neil H. Koffler, Vice President

SC-BVI PARTNERS

By:	SC Fundamental BVI, Inc., as managing general partner

By:	/s/ Neil H. Koffler
Neil H. Koffler, Vice President

PMC-BVI, INC.

By:	/s/ Neil H. Koffler
Neil H. Koffler, Secretary

SC FUNDAMENTAL BVI, INC.

By:	/s/ Neil H. Koffler
Neil H. Koffler, Vice President

/s/ Neil H. Koffler
Neil H. Koffler as Attorney-in-Fact for
Peter M. Collery (1)

/s/ Neil H. Koffler
Neil H. Koffler

/s/ Neil H. Koffler
Neil H. Koffler as Attorney-in-Fact for John T. Bird (2)

/s/ Neil H. Koffler
Neil H. Koffler as Attorney-in-Fact for David A. Hurwitz (3)

SC FUNDAMENTAL LLC EMPLOYEE SAVINGS AND PROFIT SHARING PLAN

By:	/s/ Peter M. Collery
Peter M. Collery, Trustee

(1)	Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery. The Power of Attorney for Mr. Collery is attached hereto as Exhibit 3.

(2)
Executed by Neil H. Koffler as Attorney-in-Fact for John T. Bird.  The Power of Attorney for Mr. Bird is attached as Exhibit 3 to the Statement on Schedule 13G with respect to the Common Stock of BFC Financial Corporation, filed on July 11, 2008, and is incorporated herein by reference.

(3)
Executed by Neil H. Koffler as Attorney-in-Fact for David A. Hurwitz.  The Power of Attorney for Mr. Hurwitz is attached as Exhibit 3 to the Amendment No. 4 to the Statement on Schedule 13G with respect to the Common Stock of MDU Communications International, Inc., filed on February 14, 2008, and is incorporated herein by reference.

Exhibit 2

IDENTITY OF MEMBERS OF GROUP

SC Fundamental Value Fund, L.P.
SC Fundamental LLC
SC Fundamental Value BVI, Ltd.
SC-BVI Partners
PMC-BVI, Inc.
SC Fundamental BVI, Inc.
Peter M. Collery
Neil H. Koffler
John T. Bird
David A. Hurwitz
SC Fundamental LLC Employee Savings & Profit Sharing Plan

Exhibit 3

POWER OF ATTORNEY

The undersigned, Peter M. Collery (hereinafter referred to as "Collery") does hereby make, constitute and appoint the person listed below as Collery’s true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act in the name and on behalf of Collery for and with respect to the matters hereinafter described.

Name of Attorney:                                           Neil H. Koffler

Attorney shall have the power and authority to do the following:

To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, on behalf of Collery with regard to any securities owned by Collery or any of Collery’s affiliates.

And, in connection with the foregoing, to execute and deliver all documents, acknowledgements, consents and other agreements and to take such further action as may be necessary or convenient for Collery in order to more effectively carry out the intent and purpose of the foregoing.

Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon Collery without attestation.  The Power of Attorney conferred hereby shall not be delegable by Attorney.

Unless revoked by Collery, this Power of Attorney shall be governed under the laws of the State of New York and the authority of Attorney hereunder shall terminate on December 1, 2012.

IN WITNESS WHEREOF, Collery has caused this Power of Attorney to be executed and attested as of the 4th day of February, 2010.

_/s/  Peter M. Collery
Peter M. Collery

Attest:

  /s/   Amy Siu
Name:  Amy Siu